Exhibit 99.1
Nordstrom Reports Third Quarter 2021 Earnings
•Double-digit online sales growth over the third quarter of 2019 along with improving store traffic trends
•Nordstrom banner sales return to 2019 levels
•Company remains on pace to achieve fiscal 2021 sales, earnings and cash flow outlook
SEATTLE – November 23, 2021 – Nordstrom, Inc. (NYSE: JWN) today reported third quarter net earnings of $64 million or $0.39 per diluted share, with earnings before interest and taxes (“EBIT”) of $127 million.
For the third quarter ended October 30, 2021, net sales increased 18 percent versus the same period in fiscal 2020 and decreased 1 percent versus the same period in fiscal 2019. The timing of this year’s Anniversary Sale, with approximately one week falling into the third quarter of 2021, had a positive impact of approximately 200 basis points on net sales compared with fiscal 2019.
During the quarter, Nordstrom banner net sales increased 3 percent versus the third quarter of fiscal 2019, which included an approximately 300 basis point positive impact from Anniversary Sale timing, while net sales for Nordstrom Rack decreased 8 percent versus the third quarter of fiscal 2019. Sales in the home, active, designer and beauty categories had the strongest growth compared with the third quarter of 2019. Geographically, Nordstrom comparable store sales in the Southern regions, including Southern California, grew 8 percent versus 2019 and outperformed the Northern regions. Comparable sales in suburban area stores continued to be stronger than urban stores in the third quarter, with both improving sequentially over the second quarter.
“We have long benefited from a commitment to customer service, new and compelling merchandise, innovative brand partnerships and interconnected digital and physical assets. However, we need to move faster to capitalize on these strengths and profitably grow market share. We’re taking action to improve performance at Nordstrom Rack, including optimizing inventory levels, better balancing price points and increasing brand awareness. Work is also underway to improve merchandise margin across the Company and ensure we have the visibility and flexibility we need to serve our customers seamlessly, despite global supply chain challenges,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “In the third quarter, we made continued progress toward our strategic and financial goals, driven by strong digital growth, the integrated capabilities enabled by our Market Strategy and increased net sales in our Nordstrom banner stores, but we are focused on accelerating our transformation and improving results.”
Nordstrom continues to expand customer choice counts as part of its evolving merchandising strategy. Alternative partnership models beyond traditional wholesale arrangements grew to nearly 8 percent as a share of total sales, and the Company’s recently announced partnerships with Fanatics and ASOS will provide a broader assortment in new and existing categories for customers, without a corresponding increase in owned inventory for the Company.
“Taking lessons learned from this year’s Anniversary Sale, the team has combined the art of merchandising with data-driven insights to put the right assortment in the right place at the right time,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “For the holiday season, we are excited about our plans to use our integrated network of stores and digital platforms to showcase holiday dressing, decor and gift offerings, and provide festive experiences and convenient services that make shopping easy and enjoyable for our customers.”
As Nordstrom continues to strengthen its financial position, the Company remains on track to reduce its leverage ratio to approximately three times, and be in a position to return cash to shareholders, by the end of 2021.
THIRD QUARTER 2021 SUMMARY
•Total Company net sales increased 18 percent compared with the same period in fiscal 2020, during which the entire Anniversary Sale temporarily shifted to the third quarter. Net sales decreased 1 percent relative to the same period in fiscal 2019. The timing of this year’s Anniversary Sale, with approximately one week falling into the third quarter of 2021, had a positive impact on net sales of approximately 200 basis points compared with the third quarter of 2019.
•For the Nordstrom banner, net sales increased 11 percent and 3 percent compared with the same periods in fiscal 2020 and fiscal 2019, respectively. The timing of this year’s Anniversary Sale had a positive impact on Nordstrom banner net sales of approximately 300 basis points compared with the third quarter of 2019. For the Nordstrom Rack banner, net sales increased 35 percent and decreased 8 percent compared with the same periods in fiscal 2020 and fiscal 2019, respectively.

•Digital sales decreased 12 percent compared with the same period in fiscal 2020, during which the Anniversary Sale temporarily shifted to the third quarter of that year, and increased 20 percent compared with the same period in fiscal 2019. The timing of this year’s Anniversary Sale had a positive impact on Company digital sales of approximately 400 basis points compared with the third quarter of 2019. Digital sales represented 40 percent of total sales during the quarter.
•Gross profit, as a percentage of net sales, of 35 percent increased 230 basis points compared with the same period in fiscal 2020 primarily due to fewer markdowns and leverage from higher net sales. Gross profit, as a percentage of net sales, increased 80 basis points compared with the same period in fiscal 2019, driven by increased leverage on lower buying and occupancy costs as well as higher merchandise margins.
•Ending inventory increased 13 percent compared with the same period in fiscal 2019, versus a 1 percent decrease in sales. The change in inventory levels versus 2019 was due to the Company’s actions to pull forward receipts to support early holiday sales and mitigate continuing supply chain backlogs.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 34 percent increased 230 basis points compared with the same period in fiscal 2020 primarily as a result of labor cost pressure, partially offset by leverage on higher sales. SG&A expenses, as a percentage of net sales, increased 260 basis points compared with the same period in fiscal 2019 as a result of fulfillment and labor cost pressures, partially offset by continued benefit from resetting the cost structure in 2020.
•EBIT was $127 million in the third quarter of 2021, compared with $106 million during the same period in fiscal 2020 primarily due to higher sales volume and improved merchandise margins, partially offset by labor cost pressure. EBIT was $66 million lower than the third quarter of fiscal 2019 due to fulfillment and labor cost pressures, partially offset by continued benefit from resetting the cost structure in 2020.
•Interest expense, net, of $36 million decreased from $48 million during the same period in fiscal 2020 as a result of the redemptions of the 8.75% secured notes during the first quarter of fiscal 2021 and the 4.0% unsecured notes during the second quarter of fiscal 2021.
•Income tax expense was $27 million, or 30 percent of pretax earnings, compared with $5 million, or 8 percent of pretax earnings, in the same period in fiscal 2020. Last year’s income tax included benefits associated with the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).
•Third quarter net income of $64 million increased from net income of $53 million during the same period in fiscal 2020, which included a tax benefit associated with the CARES Act of $19 million.
•The Company ended the third quarter with $867 million in available liquidity, including $267 million in cash.
FISCAL YEAR 2021 OUTLOOK
The Company is reaffirming the following financial expectations for fiscal 2021:
•Revenue, including retail sales and credit card revenues, is expected to grow more than 35 percent versus fiscal 2020
•EBIT margin is expected to be approximately 3.0 to 3.5 percent of sales
•Income tax rate is expected to be approximately 27 percent
•Leverage ratio is expected to be approximately 3x by year-end
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss third quarter 2021 financial results and fiscal 2021 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13724527, until the close of business on November 30, 2021.

ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021 and its Form 10-Qs for the fiscal quarters ended May 1, 2021 and July 31, 2021. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net sales	$3,534	$3,002	$10,020	$6,806
Credit card revenues, net	103	87	283	264
Total revenues	3,637	3,089	10,303	7,070
Cost of sales and related buying and occupancy costs	(2,294)	(2,019)	(6,646)	(5,235)
Selling, general and administrative expenses	(1,216)	(964)	(3,464)	(2,912)
Earnings (loss) before interest and income taxes[1]	127	106	193	(1,077)
Interest expense, net[2]	(36)	(48)	(213)	(133)
Earnings (loss) before income taxes	91	58	(20)	(1,210)
Income tax (expense) benefit	(27)	(5)	(2)	487
Net earnings (loss)[1,2]	$64	$53	$(22)	$(723)

Earnings (loss) per share:
Basic	$0.40	$0.34	$(0.14)	$(4.60)
Diluted[1,2]	$0.39	$0.34	$(0.14)	$(4.60)

Weighted-average shares outstanding:
Basic	159.2	157.5	158.9	157.0
Diluted	162.5	158.2	158.9	157.0

Percent of net sales:
Gross profit	35.1%	32.8%	33.7%	23.1%
Selling, general and administrative expenses	34.4%	32.1%	34.6%	42.8%
Earnings (loss) before interest and income taxes	3.6%	3.5%	1.9%	(15.8%)
1 In 2020, we incurred COVID-19 related charges, which reduced net earnings for the nine months ended October 31, 2020 by $166 or $1.06 per diluted share. These charges consisted primarily of asset impairments from store closures, premium pay and benefits, and restructuring charges, which were slightly offset by credits from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). In the third quarter of 2020, the additional tax benefit associated with the estimated loss carryback under the CARES Act increased net earnings by $19 or $0.12 per diluted share.
2 In the first quarter of 2021, we incurred charges related to our debt refinancing that increased interest expense by $88. Collectively, these charges reduced net earnings for the nine months ended October 30, 2021 by $64 or $0.41 per diluted share.

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	October 30, 2021	January 30, 2021	October 31, 2020
Assets
Current assets:
Cash and cash equivalents	$267	$681	$889
Accounts receivable, net	273	245	256
Merchandise inventories	2,863	1,863	1,860
Prepaid expenses and other	374	853	902
Total current assets	3,777	3,642	3,907

Land, property and equipment (net of accumulated depreciation of $7,617, $7,159 and $6,987)	3,558	3,732	3,770
Operating lease right-of-use assets	1,527	1,581	1,611
Goodwill	249	249	249
Other assets	423	334	274
Total assets	$9,534	$9,538	$9,811

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit	$200	$—	$200
Accounts payable	2,310	1,960	2,053
Accrued salaries, wages and related benefits	276	352	254
Current portion of operating lease liabilities	240	260	269
Other current liabilities	1,063	1,048	1,119
Current portion of long-term debt	—	500	499
Total current liabilities	4,089	4,120	4,394

Long-term debt, net	2,851	2,769	2,767
Non-current operating lease liabilities	1,602	1,687	1,726
Other liabilities	633	657	672

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 159.3, 157.8 and 157.7 shares issued and outstanding	3,269	3,205	3,190
Accumulated deficit	(2,852)	(2,830)	(2,863)
Accumulated other comprehensive loss	(58)	(70)	(75)
Total shareholders’ equity	359	305	252
Total liabilities and shareholders’ equity	$9,534	$9,538	$9,811

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine Months Ended
	October 30, 2021	October 31, 2020
Operating Activities
Net loss	$(22)	$(723)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	477	505
Asset impairment	—	137
Right-of-use asset amortization	130	126
Deferred income taxes, net	25	39
Stock-based compensation expense	64	50
Other, net	81	13
Change in operating assets and liabilities:
Accounts receivable	(27)	(57)
Merchandise inventories	(687)	175
Prepaid expenses and other assets	408	(641)
Accounts payable	90	409
Accrued salaries, wages and related benefits	(76)	(254)
Other current liabilities	15	(72)
Lease liabilities	(218)	(163)
Other liabilities	17	20
Net cash provided by (used in) operating activities	277	(436)

Investing Activities
Capital expenditures	(361)	(311)
Other, net	(17)	20
Net cash used in investing activities	(378)	(291)

Financing Activities
Proceeds from revolving line of credit	400	800
Payments on revolving line of credit	(200)	(600)
Proceeds from long-term borrowings	675	600
Principal payments on long-term borrowings	(1,100)	—
(Decrease) increase in cash book overdrafts	(4)	39
Cash dividends paid	—	(58)
Proceeds from issuances under stock compensation plans	14	16
Tax withholding on share-based awards	(15)	(8)
Make-whole premium payment and other, net	(85)	(16)
Net cash (used in) provided by financing activities	(315)	773

Effect of exchange rate changes on cash and cash equivalents	2	(10)
Net (decrease) increase in cash and cash equivalents	(414)	36
Cash and cash equivalents at beginning of period	681	853
Cash and cash equivalents at end of period	$267	$889

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Nordstrom brand includes Nordstrom.com, TrunkClub.com, Nordstrom-branded U.S. stores, Canada, which includes Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores, and Nordstrom Local. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack-branded U.S. stores, Last Chance clearance stores and, prior to the first quarter of 2021, HauteLook.com. The following table summarizes net sales for the quarter and nine months ended October 30, 2021, compared with the quarter and nine months ended October 31, 2020:

	Quarter Ended		Nine Months Ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net sales:
Nordstrom	$2,343	$2,120	$6,614	$4,543
Nordstrom Rack	1,191	882	3,406	2,263
Total net sales	$3,534	$3,002	$10,020	$6,806

Net sales increase (decrease):
Nordstrom	10.5%	(6.6%)	45.6%	(34.4%)
Nordstrom Rack	35.2%	(32.0%)	50.6%	(39.9%)
Total Company	17.7%	(15.8%)	47.2%	(36.4%)

Digital sales as % of total net sales[1]	40%	54%	42%	56%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool, such as Nordstrom Trunk Club or Style Board. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also include a reserve for estimated returns.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of return on assets to Adjusted ROIC:

	Four Quarters Ended
	October 30, 2021	October 31, 2020
Net earnings (loss)	$11	$(530)
Less: income tax benefit	(49)	(417)
Add: interest expense	262	176
Earnings (loss) before interest and income tax expense	224	(771)

Add: operating lease interest[1]	89	97
Adjusted net operating income (loss)	313	(674)

(Less) Add: estimated income tax (benefit) expense	(406)	297
Adjusted net operating loss after tax	$(93)	$(377)

Average total assets	$9,489	$9,825
Less: average deferred property incentives in excess of operating lease right-of-use (ROU) assets[2]	(243)	(287)
Less: average non-interest bearing current liabilities	(3,423)	(3,215)
Average invested capital	$5,823	$6,323

Return on assets[3]	0.1%	(5.4%)
Adjusted ROIC[3]	(1.6%)	(6.0%)
1 We add back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs.
2 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities and reduce average total assets, as this better reflects how we manage our business.
3 COVID-19 related charges for the four quarters ended October 31, 2020 negatively impacted return on assets by approximately 170 basis points and Adjusted ROIC by approximately 270 basis points.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings (loss) before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness that could impact our credit rating and borrowing costs. This metric is calculated in accordance with our Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases. Our goal is to manage debt levels to maintain an investment-grade credit rating while operating with an efficient capital structure.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of debt to net earnings to Adjusted Debt to EBITDAR:

October 30, 2021
Debt	$3,051
Add: estimated capitalized operating lease liability[1]	1,374
Adjusted Debt	$4,425

Four Quarters Ended October 30, 2021
Net earnings	$11
Less: income tax benefit	(49)
Add: interest expense, net	261
Adjusted earnings before interest and income taxes	$223

Add: depreciation and amortization expenses	643
Add: rent expense, net[2]	229
Add: other Revolver covenant adjustments[3]	1
Adjusted EBITDAR	$1,096

Debt to Net Earnings	271.0
Adjusted Debt to EBITDAR	4.04
1 Based upon the estimated lease liability as of the end of the period, calculated as the trailing four quarters of rent expense multiplied by six, a method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property and is calculated under the previous lease standard (ASC 840), consistent with our Revolver covenant calculation requirements. The estimated lease liability is not calculated in accordance with, nor an alternative for, GAAP and should not be considered in isolation or as a substitution for our results reported under GAAP.
2 Rent expense, net of amortization of developer reimbursements, is added back for consistency with our Revolver covenant calculation requirements, and is calculated under the previous lease standard (ASC 840).
3 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income and certain non-cash charges where relevant.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by (used in) operating activities. The following is a reconciliation of net cash provided by (used in) operating activities to Free Cash Flow:

	Nine Months Ended
	October 30, 2021	October 31, 2020
Net cash provided by (used in) operating activities	$277	$(436)
Less: capital expenditures	(361)	(311)
(Less) Add: change in cash book overdrafts	(4)	39
Free Cash Flow	$(88)	$(708)

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings (loss) before interest, income taxes, depreciation and amortization (“EBITDA”) is one of our key financial metrics to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net loss to Adjusted EBITDA:

	Nine Months Ended
	October 30, 2021	October 31, 2020
Net loss	$(22)	$(723)
Add (Less): income tax expense (benefit)	2	(487)
Add: interest expense, net	213	133
Earnings (loss) before interest and income taxes	193	(1,077)

Add: depreciation and amortization expenses	477	505
Less: amortization of developer reimbursements	(59)	(65)
Add: asset impairments	—	137
Adjusted EBITDA	$611	$(500)

INVESTOR CONTACT:	Heather Hollander
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
NordstromPR@Nordstrom.com